UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 19, 2019

TRAVELCENTERS OF AMERICA LLC

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001—33274	20—5701514
(Commission File Number)	(IRS Employer Identification No.)

24601 Center Ridge Road, Westlake, Ohio	44145
(Address of Principal Executive Offices)	(Zip Code)

440-808-9100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a—12)

☐                          Pre—commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre—commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	TA	The Nasdaq Stock Market LLC
8.25% Senior Notes due 2028	TANNI	The Nasdaq Stock Market LLC
8.00% Senior Notes due 2029	TANNL	The Nasdaq Stock Market LLC
8.00% Senior Notes due 2030	TANNZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.                                        Entry into a Material Definitive Agreement.

On July 19, 2019, TravelCenters of America LLC, or TA, and certain of our subsidiaries, as borrowers or guarantors, entered into an amendment, or the Amendment, to our amended and restated loan and security agreement, or the Credit Facility, dated October 25, 2011, with Wells Fargo Capital Finance, LLC, as Agent, or Wells Fargo, and the lenders from time to time party thereto.  The Amendment amended the Credit Facility to, among other things:  (i) extend the maturity of the Credit Facility from December 19, 2019 to July 19, 2024; (ii) reduce the applicable margins on borrowings and standby letter of credit fees by 25 basis points and on commercial letter of credit fees by 12.5 basis points; (iii) make certain adjustments to the limitations on investments, dividends and stock repurchases under the Credit Facility in a manner favorable to us; (iv) reduce the sublimit for issuance of letters of credit under the Credit Facility from $170 million to $125 million; and (v) make certain adjustments to the borrowing base calculation in a manner we believe favorable to us.

As of July 19, 2019, the applicable margin was 1.25% for LIBOR borrowings and standby letter of credit fees, 0.25% for base rate borrowings and 0.625% for commercial letter of credit fees, in each case, subject to adjustment based on facility availability, utilization and other matters.  As of July 19, 2019, the unused line fee was 0.25% per annum, subject to adjustment according to the average daily principal amount of unused commitments under the Credit Facility.

The foregoing description of the Amendment is not complete and is subject to and qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Information Regarding Certain Relationships

Wells Fargo and the other lenders party to the Credit Facility, as well as their affiliates, have engaged in, and may in the future engage in, investment banking, commercial banking, advisory and other commercial dealings in the ordinary course of business with us. They have received, and may in the future receive, customary fees and commissions for these engagements.  In addition, Hospitality Properties Trust and certain other companies to which The RMR Group LLC or its subsidiaries provide management services are parties to agreements with affiliates of Wells Fargo that provide for the issuance of credit or other services.

Item 2.03                                         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.                                        Exhibits.

(d) Exhibits

10.1

Amendment No. 3 to Amended and Restated Loan and Security Agreement, dated as of July 19, 2019, by and among TravelCenters of America LLC and TA Operating LLC, as borrowers, each of the Guarantors named therein, Wells Fargo Capital Finance, LLC, as Agent, and the entities party thereto as Lenders

WARNING CONCERNING FORWARD LOOKING STATEMENTS

This Current Report on Form 8-K contains statements that constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws.  Also, whenever TA uses words such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “estimate”, “will”, “may”, and negatives or derivatives of these or similar expressions, TA is making forward looking statements.  These forward looking statements are based upon TA’s present intent, beliefs or expectations, but forward looking statements are not guaranteed to occur and may not occur.  Actual results may differ materially from those contained in or implied by TA’s forward looking statements as a result of various factors. For example:

•                  Continued availability of borrowings under TA’s revolving credit facility is subject to limits based on TA’s maintaining certain levels of qualifying collateral.  Accordingly, the maximum amount available under the credit facility to borrow or for letters of credit may be less than $200 million.

•                  The premiums used to determine the interest rate payable on the Credit Facility and the facility fee payable on the Credit Facility are based on TA’s (and its subsidiary) maintaining certain levels of qualifying collateral.  Future changes in TA’s qualifying collateral may cause the interest and fees it pays to increase.

The information contained in TA’s filings with the Securities and Exchange Commission, or SEC, including under the caption “Risk Factors” in TA’s periodic reports, or incorporated therein, identifies other important factors that could cause TA’s actual results to differ materially from those stated in or implied by TA’s forward looking statements. TA’s filings with the SEC are available on the SEC’s website at www.sec.gov.

You should not place undue reliance upon TA’s forward looking statements.

Except as required by law, TA does not intend to update or change any forward looking statements as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRAVELCENTERS OF AMERICA LLC

By:	/s/ William E. Myers
William E. Myers
Executive Vice President, Chief Financial Officer and Treasurer

Dated: July 22, 2019